CarrAmerica Realty Corporation

For the quarter ended September 30, 2004

Supplemental Quarterly Call Reconciliations - Exhibit 99.3

Debt Plus Preferred Stock to Market Capitalization Percentage Calculation

(In thousands, except ratio)
Market value of common equity	$1,955,951
Preferred equity	201,250
Total Debt (less discount/swap)	1,878,000

Total Market Capitalization	$4,035,201

Preferred equity	$201,250
Total Debt (less discount/swap)	1,878,000

Debt plus Preferred Stock	$2,079,250

Debt plus Preferred to Market Capitalization	51.5%

Funds Available for Distribution Coverage

(In thousands, except ratios)	Three Months Ended 9/30/2004	Nine Months Ended 9/30/2004
Net income	$37,556	$66,793
Adjustments:
Minority interest	2,192	6,357
FFO allocable to the minority Unitholders	(3,653)	(10,713)
Depreciation and amortization - REIT properties	31,626	90,208
Depreciation and amortization - Equity properties	3,685	11,185
Depreciation and amortization - Discontinued operations	5	4,677
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(258)	(798)
(Gain) loss on sale of properties	(19,804)	(19,812)

FFO as defined by NAREIT	51,349	147,897

Less:
Preferred dividends, dividends on unvested restricted stock	(3,790)	(11,371)

FFO attributable to common shareholders	47,559	136,526

FFO allocable to the minority Unitholders	3,653	10,713

Diluted FFO available to common shareholders(1)	$51,212	$147,239

Less:
Lease commissions	(3,088)	(10,054)
Tenant improvements	(12,556)	(36,263)
Building capital additions	(2,359)	(6,115)
Straight line rent	(1,715)	(4,752)

Funds available for distribution to common shareholders(2)	$31,494	$90,055

OP unit distributions	$(2,736)	$(8,317)
Common dividends	(27,192)	(80,985)

Total Dividends and distributions	$(29,928)	$(89,302)

Funds Available for Distribution Coverage	1.05	1.01

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

Funds available for distribution (“FAD”) is used as measures of operating performance for real estate companies. We provide FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FAD is a widely used measure of operating performance for equity REITs, it does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. In addition, FAD does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

We believe that FAD is helpful to investors as a measure of our performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes that FAD provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. Our FAD may not be comparable to FAD reported by other REITs. They may include or exclude items which we include or exclude from FAD.

Projected Funds Available for Distribution Coverage 2004 and 2005

(In millions, except ratios)	Forecast 2004	Forecast 2005
Net income	$99-102	$33-45
Adjustments:
Minority interest	12	10
FFO allocable to the minority Unitholders	(14)	(14)
Depreciation and amortization - REIT properties	126	129
Depreciation and amortization - Equity properties	15	16
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(1)	(1)
(Gain) loss on sale of properties	(50)	—

FFO as defined by NAREIT	187-190	173-185

Less:
Preferred dividends, dividends on unvested restricted stock	(15)	(15)

FFO attributable to common shareholders	172-175	158-170

FFO allocable to the minority Unitholders	14	14

Diluted FFO available to common shareholders(1)	$186-189	$172-184

Less:
Lease commissions/Tenant improvements	61-66	80-90
Building capital additions	11-13	7-9
Straight line rent	5-7	10-12

Funds available for distribution to common shareholders(2)(3)	$100-112	$61-87

Dividends and distributions	$118-119	$118-122

Funds Available for Distribution Coverage	.85x -.95x	.5x - .7x

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.
3	Amounts in 2005 include the impact of two new leases in Washington, D.C. which combined represent a $30 million reduction of Funds Available for Distribution to common shareholders.